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[KTI INC. LETTERHEAD]


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

                    KTI ACQUIRES VEL-A-TRAN RECYCLING, INC.

     GUTTENBERG, N. J. (JAN. 15, 1998) -- KTI, Inc. (Nasdaq: KTIE) today announced the acquisition of Vel-A-Tran Recycling, Inc. The acquisition cost was $1.1 million in cash. The company had approximately $1 million in revenue in 1997.

     Currently headquartered in Billerica, Mass., Vel-A-Tran recycles high-grade paper and fiber products in New England. The Billerica operations will be moved into KTI's Charlestown commercial recycling facility.

     In announcing the acquisition, KTI President Marty Sergi said, "Vel-A-Tran is an excellent addition to the KTI Recycling operations located in Charlestown, just outside of Boston. This greatly strengthens our source of supply which will feed into the Boston facility giving us excellent economies of scale."

     Sergi said, "Ray Vellucci, owner and founder of Vel-A-Tran, is an industry veteran with tremendous market knowledge. He has over 25 years of experience in running a successful high-grade paper operation. We believe Ray is exactly what our state-of-the-art commercial paper recycling facility needs in order to match the success of our residential recycling facility in Charleston."

     For further information, contact Marty Sergi at KTI, Inc. (201) 854-7777 or Frank N. Hawkins, Jr. or Julie Marshall at Hawk Associates, Inc. (305) 852-2383. Copies of KTI press releases, SEC filings, current price quotes, stock charts, analysts' comments and other valuable information for investors may be found on the website http://www.hawkassociates.com.

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